EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett or
Chairman and CEO	Jordan Silverstein
(303) 238-2000	(212) 825-3210

GLOBAL MED TECHNOLOGIES®, INC. ANNOUNCES
RECORD SYSTEM SALES FOR 2004,
WITH A 147% INCREASE IN SYSTEM SALES OVER 2003,
AND A 61% INCREASE IN Q4 REVENUES OVER Q4 2003

DENVER, Colorado (March 3, 2005) – Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) announced record revenues of $6.884 million for the year ended December 31, 2004 and fourth quarter revenue growth of 61% compared to the same period in 2003, with net income of $153 thousand for the fourth quarter of 2004.

The Company’s revenues for the three months ended December 31, 2004 increased 61% to $2.277 million compared with $1.417 million for the comparable quarter in 2003. Fourth quarter cash flow from operations was $492 thousand compared with cash used from operations of $71 thousand for the three months ended December 31, 2003.

During the three months ended December 31, 2004, the Company generated sales in the form of customer contracts for software license and implementation fees with projected values of approximately $1.605 million. Of the $1.605 million in sales, the Company recognized into revenues approximately $383 thousand during the three months ended December 31, 2004.

The Company generated sales in the form of customer contracts for software license and implementation fees of approximately $5.8 million during the year ended December 31 2004, compared to $2.35 million for the year ended December 31, 2003, a 147% increase. Approximately $1.64 million of the $5.8 million in sales was recognized into revenues, and the remaining $4.16 million was added to the Company’s backlog of business, which now totals $5.22 million*. The Company expects to recognize the vast majority of the unrecognized software license and implementation fees during the 2005 fiscal year.

Global Med’s President and COO, Thomas F. Marcinek, commenting on the results for the year and quarter stated, “This was by far the Company’s best year ever. The Company generated $8.1 million in billings to its customers during the year. Our cash inflows from operations for the year exceeded $7.98 million, completing our third full year of positive cash flow from operations.”

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, stated, “Considering our encouraging January and February sales and qualified pipeline of prospective business, we anticipate continued strong double digit growth in 2005 annual revenue over 2004.”

The following tables provide certain details related to the Company’s operations for the three months ended December 31, 2004 and 2003:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Quarterly Results
Three Months Ended
In (000s) except per share information
(Unaudited)

	December 31, 2004	December 31, 2003
Revenues	$ 2,277	$ 1,417

Operating expenses	$ 1,447	$ 1,236

Income (loss) from operations	$ 164	$ (408)

Net income (loss)	$ 153	$ (477)

Preferred dividends, related party	$ (131)	--

Net income (loss) attributable to
common shareholders	$ 22	$ (477)

Net income (loss) per common
share
Basic	$ 0.00	$ (0.02)

Diluted	$ 0.00	$ (0.02)

Common shares outstanding
Basic	26,773	24,545

Diluted	35,029	24,545

Cash flows provided by (used in)
Operations	$ 492	$ (71)

	(In thousands $000s)
	December 31, 2004	December 31, 2003	Increase
Cash	$1,633	$ 983	$ 650
Deferred revenue	$2,785	$1,389	$1,396

The Company’s cash position increased by $650 thousand during the year ended December 31, 2004. The Company’s operations provided $256 thousand during 2004. During this same period, the Company’s financing activities resulted in net proceeds to the Company of approximately $471 thousand, primarily from equity transactions.

Deferred revenue increased approximately $1.396 million. Approximately $746 thousand of the increase in deferred revenue was tied directly to the deferral of software license fees for which the Company had billed the customer but had not yet recognized the revenue associated with the billings.

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Year Ended
In ($000s) except per share information
(Unaudited)

	December 31, 2004	December 31, 2003
Revenues	$ 6,884	$ 6,514 **

Operating expenses	$ 5,029	$ 4,545

Loss from operations	$ (582)	$ (303)

Net loss	$ (766)	$ (878)

Preferred dividends, related
party	$ (479)	--

Net loss attributable
to common shareholders	$(1,245)	$ (878)

Net loss per common share
Basic	$ (0.05)	$ (0.04)

Diluted	$ (0.05)	$ (0.04)

Common shares outstanding
Basic	25,767	24,545

Diluted	25,767 ***	24,545

Cash flows
Provided by operations	$ 256	$ 24

*Of the $5.22 million backlog, approximately $180 thousand relates to contracts that are billed based on hours incurred and could vary materially from the values provided.

**The Company’s results for the year ended December 31, 2003 were dramatically increased by certain non-cash or non-recurring transactions that occurred during this period. Included in the Company’s results for this period, the Company recognized $500 thousand in revenues associated with a settlement agreement whereby a former marketing partner waived its right to software development services that had been paid for in prior years. During the year ended December 31, 2003, the Company recognized $300 thousand in revenues related to a termination contract with a significant customer. During the year and three months ended December 31, 2004, the Company received $265 thousand in cash and recognized $145 thousand into revenues as a result of a customer’s contract agreement. The remaining $120 thousand reduced certain operating expenses for the three months and year ended December 31, 2004. During the year ended December 31, 2003, the Company recognized $379 thousand in revenues associated with certain non-cash consideration (i.e., reductions in liabilities owed to a customer) associated with the sale of certain SafeTrace Tx®**** products. Had these transactions been excluded from the results for this period, the revenues for the year ended December 31, 2003 would have been approximately $5.335 million; whereas, the revenues for the year ended December 31, 2004 would have been approximately $6.739 million without the revenue recognition from the termination agreements. The Company believes it is important to provide this additional non-GAAP analysis because the non-cash or non-recurring transactions do not provide a clear comparison of the transaction-based activities for these periods.

***This number reflects the weighted average common shares outstanding for 2004 for a period in which there was a net loss and does not include dilutive securities. Whereas, for the quarter ended December 31, 2004, the Company posted net income attributable to common shareholders, and the diluted shares outstanding includes the effect of common stock equivalents that had a dilutive effect.

About Global Med Technologies(R), Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the quarter or year ended December 31, 2004 are not necessarily indicative of the results that may be expected for any other future period.

****Patent Pending